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                                                                    Exhibit 21.1

                           Subsidiaries of the Company

(a) Avici Securities Corporation, a Delaware Corporation

(b) Avici Systems International, Inc., a Delaware Corporation

(c) Avici Systems Europe B.V., a Dutch limited liability company

(d) Avici Systems Texas, Inc., a Delaware corporation

(e) Avici Systems Texas, L.P., a Texas limited partnership

(f) Avici Systems Business Trust, a Massachusetts business trust